Exhibit 8(Q)

NSCC Membership Number 2006

SCHEDULE B

VANGUARD FUNDS

Vanguard Emerging Markets Stock Index Fund
Vanguard Explorer Fund
Vanguard Intermediate Term Treasury Fund
Vanguard Selected Value Fund
Vanguard Small Cap Value Index Fund
Vanguard Wellington Fund

This Schedule B, to the Agreement dated April 15, 2011, is updated and effective as of March 13, 2012 and replaces all prior versions of this Schedule.

THE VANGUARD GROUP, INC.

By:	/s/ Matthew R. Walker
Print Name:	Matthew R. Walker
Title:	Principal

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

on behalf of itself and each segregated asset account set forth on Schedule A

By:	/s/ Tim Walsh
Print Name:	Tim Walsh
Title:	Managing Director